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                                                                           EX 4B


                            CERTIFICATE OF AMENDMENT

                                     TO THE

              CERTIFICATE OF THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE, PARTICIPATING OR OTHER RIGHTS, AND THE
             QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF

                           SERIES A 8% PREFERRED STOCK
                                ($0.01 Par Value)

                                       OF

                                ISPAT INLAND INC.
                    (formerly known as Inland Steel Company)




         ISPAT INLAND INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Designations of the Series A 8% Preferred Stock, $0.01 par value, of the Corporation which was filed with the Secretary of State of the State of Delaware on August 25, 1998:

                  RESOLVED, that Section (3)(a) of the Certificate of Designations of the Series A Preferred Stock of the Corporation is hereby amended in its entirety to read as follows:

                           Section (3) Dividends. (a) The holders of shares of
                  the Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when and if declared by the Board of Directors out of funds legally available therefor, dividends to accrue from July 16, 1998 at a rate of 8.0% per share per annum on the Liquidation Preference (as defined below). Each such dividend shall be payable in arrears to the holders of record of shares of the Series A Preferred Stock, as they appear in the stock records of the Corporation at the close of business on such record dates, not more



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than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors.

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Edward C. McCarthy, its Assistant Secretary, this 26th day of March, 1999.


                                                     ISPAT INLAND INC.



                                                     By: /s/ Edward C. McCarthy
                                                         -----------------------
                                                         Edward C. McCarthy
                                                         Assistant Secretary